Exhibit 10.9

EXECUTIVE INDEXED SALARY CONTINUATION PLAN

AGREEMENT

This Agreement, made and entered into this 15th day of February, 1996, by and between MidSouth National Bank, a Bank organized and existing under the laws of the State of Louisiana, hereinafter referred to as “the Bank”, and C. Russell Cloutier, a Key Employee and the Executive of the Bank, hereinafter referred to as “the Executive”.

The Executive has been in the employ of the Bank for several years and has now and for years past faithfully served the Bank. It is the consensus of the Board of Directors of the Bank (The Board) that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank’s future growth and profits that it would suffer severe financial loss should the Executive terminate his services.

Accordingly, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive upon his retirement and, alternatively, to his beneficiary(ies) in the event of his premature death while employed by the Bank.

It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Executive, as a member of a select group of management or highly-compensated employees of the Bank for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan.

Therefore, in consideration of the Executive’s services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Executive, agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of this Agreement shall be February 15, 1996.

B.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Executive reaches his sixty-fifth (65th) birthday or such later date as the Executive may actually retire.

D.	Termination of Service:

Termination of Service shall mean voluntary resignation of service by the Executive or the Bank’s discharge of the Executive without cause [“cause” defined in subparagraph III (D) hereinafter], prior to the Normal Retirement Age [described in subparagraph I (J) hereinafter].

E.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive’s Retirement Date [subparagraph I(C)], such liability reserve account shall be increased or decreased each Plan Year (including the Plan Year in which the Executive ceases to be employed by the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index [described in subparagraph I (G) hereinafter], less the Cost of Funds Expense for that Plan Year [described in subparagraph I (H) hereinafter].

F.	Index Retirement Benefit:

The Index Retirement Benefit for the Executive for any year shall be equal to the excess of the annual earnings (if any) determined by the Index [subparagraph I (G)] for that Plan Year over the Cost of Funds Expense [subparagraph I (H)] for that Plan Year.

G.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

Insurance Company:	Massachusetts Mutual Life Insurance Company
Policy Form:	Whole Life
Policy Name:	Executive Benefit Life III
Insured’s Age and Sex:	49, Male
Riders:	Additional Insurance Coverage
Ratings:	Table B
Face Amount:	$1,214,073
Premiums Paid:	$250,000
Number of Premium Payments:	One
Assumed Purchase Date:	February 15, 1996

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the Effective Date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

H.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Executive pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average after-tax yield of a one-year Treasury bill for the Plan Year.

I.	Change of Control:

Change of control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank Holding Company from the Effective Date of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.

J.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

II.	EMPLOYMENT

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever his employment at any time.

III.	INDEX BENEFITS

The following benefits provided by the Bank to the Executive are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.	Retirement Benefits:

Should the Executive continue to be employed by the Bank until his “Normal Retirement Age” defined in subparagraph I (J), he shall be entitled to receive the balance in his Pre-Retirement Account [as defined in subparagraph I (E)] in ten (10) equal annual installments commencing thirty (30) days following the Executive’s Normal Retirement Date. In addition to these payments, commencing with the Plan Year in which the Executive attains his Retirement Date, the Index Retirement Benefit [as defined in subparagraph I (F) above] for each year shall be paid to the Executive until his death.

B.	Termination of Service:

Subject to subparagraph III (D) hereinafter, should the Executive suffer a termination of service [defined in subparagraph I (D)], he shall be entitled to receive twenty percent (20%), times the number of full years (to a maximum of 100%) the Executive has served from the date of this agreement, times the balance in the Pre-Retirement Account paid over ten (10) years in equal installments commencing at the Retirement Date [subparagraph I (C)]. In addition to these payments, twenty percent (20%) times full years of service with the Bank, times the Index Retirement Benefit for each year shall be paid to the Executive until his death.

C.	Death:

Should the Executive die prior to having received the full balance of the Pre-Retirement Account, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Executive and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Executive’s estate.

D.	Discharge for Cause:

Should the Executive be discharged for cause at any time prior to his Retirement Date, all Index Benefits under this Agreement [subparagraphs III (A), (B) or (C)] shall be forfeited. The term “for cause” shall mean gross negligence or gross neglect or the conviction of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty or willful violation of any law that results in any adverse effect on the Bank. If a dispute arises as to discharge “for cause”, such dispute shall be resolved by arbitration as set forth in this Agreement.

E.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

IV.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive, his beneficiary(ies) or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Executive be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	CHANGE OF CONTROL

Upon a Change of Control [as defined in subparagraph I (I) herein], if the Executive’s employment is subsequently terminated then he shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if he had been continuously employed by the Bank until his Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, his/her surviving spouse nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of Bank and any Successor in Interest:

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.	Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Executive and the Bank.

D.	Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

VII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be MidSouth National Bank until its removal by the Board. As Named Fiduciary and Administrator, the Bank shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within ninety (90) days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause”, such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 15th day of February, 1996 and that, upon execution, each has received a conforming copy.

MIDSOUTH NATIONAL BANK

/s/	By:	/s/ Will Charbonnet
Witness		Title

/s/	By:	/s/ C. Russell Cloutier
Witness		C. Russell Cloutier

AMENDMENT
TO THE EXECUTIVE INDEXED SALARY CONTINUATION
PLAN AGREEMENT
DATED FEBRUARY 15, 1996

This Amendment, made and entered into this  1ST day of  JANUARY, 2003, by and between MidSouth National Bank, a Bank organized and existing under the laws of the United States of America, hereinafter referred to as the, “Bank”, and C. Rusty Cloutier, a Key Employee and Executive of the Bank, hereinafter referred to as the, “Executive”, shall effectively amend the Executive Indexed Salary Continuation Plan Agreement dated February 15, 1996. Said Agreement shall be amended as follows:

1.                    Subparagraph III (A) titled, “Retirement Benefits”, of the February 15, 1996 Agreement shall be deleted in its entirety and replaced with the following:

A.	Retirement Benefits:

Should the Executive continue to be employed by the Bank until his “Normal Retirement Age” defined in Subparagraph I (J), the Executive shall be entitled to receive the balance in the Executive’s Pre-Retirement Account [as defined in Subparagraph I (E)] in ten (10) equal annual installments commencing thirty (30) days following the Executive’s Normal Retirement Date.

2.                    Subparagraph III (B) titled, “Termination of Service”, of the February 15, 1996 Agreement shall be deleted in its entirety and replaced with the following:

B.	Termination of Service:

Subject to Subparagraph III (D) hereinafter, should the Executive suffer a termination of service [defined in Subparagraph I (D), the Executive shall be entitled to receive twenty percent (20%), times the number of full years (to a maximum of 100%) the Executive has served from the date of this Agreement, times the balance in the Pre-Retirement Account paid over ten (10) years in equal annual installments commencing at the Retirement Date [Subparagraph I (C)].

This Amendment shall be effective the 1st day of January, 2003. To the extent that any paragraph, term, or provision of said Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said February 15, 1996 Agreements.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

MIDSOUTH NATIONAL BANK
Lafayette, LA

/s/	By:	/s/ Will Charbonnet, Sr.
Witness		CHAIRMAN OF THE BOARD Title

/s/	By:	/s/ C. Rusty Cloutier
Witness		C. Rusty Cloutier

SECOND AMENDMENT
TO
EXECUTIVE SALARY CONTINUATION PLAN AGREEMENT

This amendment (the “Amendment”) to that certain Executive Salary Continuation Plan Agreement (the “Agreement”) originally entered into by and between MidSouth Bank, National Association, a national banking association with its principal office in Lafayette, Louisiana (the “Bank”), and C. Russell Cloutier (the “Executive”) on February 15, 1996, is made effective January 1, 2005.

WHEREAS, the Executive is currently employed by the Bank in an executive capacity;

WHEREAS, the Executive and the Bank originally entered into the Agreement in order to induce the Executive to remain in the employ of the Bank and to continue to provide valuable services and business counsel to the Bank;

WHEREAS, the Agreement provides certain benefits to the Executive in the form of deferred compensation payments which commence upon the Executive’s retirement from the Bank, as provided more specifically in the Agreement;

WHEREAS, in late 2004, Congress enacted the American Jobs Creation Act of 2004 (the “Act”), which contained several changes to deferred compensation arrangements similar to the Agreement;

WHEREAS, the Bank and the Executive desire to amend the Agreement to bring the Agreement into compliance with the recent guidance and regulations issued by the Internal Revenue Service with respect to the Act; and

WHEREAS, pursuant to Section VI(C) of the Agreement, the Bank may amend the Agreement with the consent of the Executive.

NOW, THEREFORE, the Bank, with the Executive’s consent, hereby amends the Agreement with this second Amendment, as follows:

1.            Section I(D) of the Agreement is amended by deleting existing Section I(D) of the Agreement in its entirety, and substituting the following new Section I(D) of the Agreement in its place:

“D.	Termination of Service:

Termination of Service shall mean that the Executive has incurred a separation of service (within the meaning of Code section 409A and the guidance and regulations issued thereunder) and ceases to be employed by the Bank or Holding Company for any reason.”

2.            Section I(I) of the Agreement is amended by deleting existing Section I(I) of the Agreement in its entirety, and substituting the following new Section I(I) of the Agreement in its place:

“I.	Change of Control.

Change of Control shall mean the following:

(i)	a change in the ownership of the capital stock of the Bank or of Midsouth Bancorp, Inc. (the “Holding Company”) whereby a person (within the meaning of Internal Revenue Code section 409A and the guidance and regulations issued thereunder) (a “Person”) acquires, directly or indirectly, ownership of a number of shares of capital stock of the Bank or of the Holding Company which, together with capital stock already held by such Person, constitutes fifty percent (50%) or more of the total fair market value or of the combined voting power of the Bank’s or of the Holding Company’s outstanding capital stock then entitled to vote generally in the election of the directors; provided, however, that if a Person already owns fifty percent (50%) or more of the total fair market value or of the combined voting power of the Bank’s or of the Holding Company’s outstanding capital stock then entitled to vote generally in the election of the directors, the acquisition of additional capital stock by such Person is not considered a Change of Control of the Bank or of the Holding Company; or

(ii)	a change in the effective control of the Holding Company whereby a majority of the persons who were members of the Board of Directors of the Holding Company are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Holding Company’s Board of Directors is not endorsed by a majority of the Holding Company’s Board of Directors prior to such appointment or election; or

(iii)	a change in the ownership of the assets of the Bank or of the Holding Company whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Bank or of the Holding Company that have a total gross fair market value equal to fifty (50%) or more of the total gross fair market value of all of the assets of the Bank or of the Holding Company immediately prior to such acquisition or acquisitions; provided, however, that there is no Change of Control if assets are transferred to an entity that is controlled by the shareholders of the Bank of the Holding Company immediately after the transfer, nor is it a Change of Control if the Bank or Holding Company transfers assets to:

(a)	a shareholder of the Bank or of the Holding Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Bank;

(b)	an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or the Holding Company;

(c)	a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Bank or of the Holding Company; or

(d)	an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in paragraph (iii) of this Section l(l)(iii).”

3.            Section I of the Agreement is amended by adding the following new Section I(K) to the Agreement, immediately following existing Section I(J) of the Agreement:

“K.	Specified Employee.

Specified Employee shall mean a “key employee,” as defined in Code section 409A and the regulations and guidance issued there under.”

4.            Section III(A) of the Agreement is amended by adding the following sentence to the end of existing Section III(A) of the Agreement:

“Notwithstanding the preceding, if the Executive is a Specified Employee, the benefit under this Section III(A) shall not commence until the first day of the seventh (7th) month following the Executive’s Retirement Date.”

5.            Section III(B) of the Agreement is amended by adding the following sentence to the end of existing Section III(B) of the Agreement:

“Notwithstanding the preceding, if the Executive is a Specified Employee, the benefit under this Section III(B) shall not commence until the first day of the seventh (7th) month following the Executive’s Termination of Service.”

6.            Section VI(C) of the Agreement is amended by deleting existing Section VI(C) of the Agreement in its entirety, and substituting the following new Section VI(C) of the Agreement in its place:

“C.	Revocation and Amendment.

(i)	Agreed Amendments. This Agreement may be amended by written agreement between the Bank and the Executive; provided, however, that no such amendment shall reduce a benefit to which the Executive is entitled, nor shall any amendment delay or accelerate the payment of a benefit provided under this Agreement except in accordance with requirements under Code section 409A and the regulations and guidance issued thereunder.

(ii)	Termination of Agreement. The Bank may terminate this Agreement in its entirety at any time by written notice to the Executive if, and only if, all agreements maintained by the Bank, or an affiliate, that are similar in nature to this Agreement are simultaneously terminated.

(a)	Termination After the Commencement of Benefits. In the event the Bank terminates this Agreement after the Executive or the Executive’s beneficiary has commenced receiving benefits under this Agreement, the Bank shall continue making the next twelve (12) scheduled payments following the date this Agreement is terminated. The Bank shall then pay the Executive or the beneficiary, as applicable, one hundred percent (100%) of the present value of the remaining payments due in a single lump-sum payment on the twelfth (12th) month anniversary of the date this Agreement is terminated, unless the Executive dies, incurs a termination of employment or a Change of Control occurs before such date, in which event the benefit under this Section VI(C)(ii)(a) shall be paid.

(b)	Termination Before the Commencement of Benefits. In the event the Bank terminates this Agreement before payment of benefits have commenced to the Executive or the Executive’s beneficiary under this Agreement, the Executive or the Executive’s beneficiary, as applicable, shall be entitled to receive one hundred percent (100%) of the Pre-Retirement Account, determined as of the date this Agreement is terminated. Payment of the benefit determined under this Section VI(C)(ii)(b) shall be made in a single lump-sum payment on the twelfth (12th) month anniversary of the date the Agreement is terminated under this Section VI(C)(ii)(b), unless the Executive dies, incurs a termination of employment or a Change of Control occurs before such date, in which event the benefit under this Section VI(C)(ii)(b) shall be paid.

(iii)	Termination of Agreement In Connection With a Change of Control. The Bank may terminate this Agreement no earlier than thirty (30) days preceding, or no later than twelve (12) months following, a Change of Control by written notice to the Executive, if, and only if, all agreements maintained by the Bank, or an affiliate, that are similar in nature to this Agreement are simultaneously terminated.

(a)	Termination of Agreement After the Commencement of Benefits. In the event the Bank terminates this Agreement under Section VI(C)(iii) after the Executive or the Executive’s beneficiary has commenced receiving benefits under this Agreement, the Bank shall pay the Executive or the Executive’s beneficiary, as applicable, one hundred percent (100%) of the present value of the remaining payments due in a single lump-sum payment within sixty (60) days following the date the Agreement is terminated,

(b)	Termination of Agreement Before the Commencement of Benefits. In the event the Bank terminates this Agreement under Section VI(C)(iii) before payment of benefits have commenced to the Executive or the Executive’s beneficiary under this Agreement, the Executive or the Executive’s beneficiary, as applicable, shall be entitled to one hundred percent (100%) of the Pre-Retirement Account, determined as of the date this Agreement is terminated. Payment of the benefit determined under this Section VI(C)(iii)(b) shall be made in a single lump-sum payment within sixty (60) days following the date the Agreement is terminated.”

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IN WITNESS WHEREOF, the Bank and the Executive both acknowledge that each has carefully read this Amendment and has executed an original hereof on the ___ day of May 2008, to be effective as of January 1, 2005.

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EXECUTIVE:

By:	/s/ C. Russell Cloutier
C. Russell Cloutier

BANK:

By:	/s/ J. Eustis Corrigan, Jr.

Its:	EVP & CFO